March 12, 2019
ZAGG Reports Fourth Quarter and Full Year 2018 Results
Board of Directors Approves New $20 Million Share Repurchase Authorization
SALT LAKE CITY, March 12, 2019 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the fourth quarter and year ended December 31, 2018.
Fourth Quarter 2018 Highlights (Comparisons versus Fourth Quarter 2017)
•Net sales of $166.5 million compared to $176.9 million
•Gross profit of 35% compared to 32%
•Net income of $14.3 million compared to $8.1 million
•Diluted earnings per share of $0.52 compared to $0.28
•Adjusted EBITDA of $28.1 million compared to $35.8 million
2018 Full Year Highlights (Comparisons versus Full Year 2017)
•Net sales of $538.2 million compared to $519.5 million
•Gross profit of 35% compared to 33%
•Net income of $39.2 million compared to $15.1 million
•Diluted earnings per share of $1.38 compared to $0.53
•Adjusted EBITDA of $76.4 million compared to $73.0 million
•Acquired BRAVEN Audio and Gear4
Chris Ahern, chief executive officer, commented, “Our fourth quarter performance was shaped by results from our core business that were generally in-line with our expectations coupled with incremental revenue, expenses and transaction costs associated with our acquisition of Gear4. While soft demand for smartphone devices has created some headwinds for our business, we were able to increase screen protection sales double digits through new product innovation, strong international growth and some domestic retailer requests for early deliveries ahead of a potential tariff increase. As expected, fourth quarter power sales were down as we lapped the launch and sell-in of our initial wireless charge pad a year ago combined with the impact on juice pack demand from the previously discussed delay in made for iPhone certification.”
“Despite certain challenges, we delivered record sales and profitability in 2018,” continued Mr. Ahern. “We also executed three strategic acquisitions that diversify our business and represent compelling growth vehicles for the future. With our expanding portfolio of authentic brands, robust product innovation teams, and network of leading retail partners, we have created a powerful platform to capture additional share of the multi-billion dollar mobile accessories market. In 2019, we plan to invest in additional programs to ensure the Company is best positioned to capitalize on the numerous opportunities we believe exist for ZAGG, including investment to drive growth from our recent acquisitions. I am confident in the course we have set for achieving our long-term goal of $1 billion in annual sales and mid-teens Adjusted EBITDA margins.”
Fourth Quarter 2018 Results (in millions, except per share amounts)

	For the Three Months Ended
	December 31, 2018	December 31, 2017

Net sales	$166.5	$176.9
Gross profit	$58.5	$56.2
Gross profit margin	35%	32%
Net income	$14.3	$8.1
Diluted earnings per share	$0.52	$0.28
Diluted operating earnings per share[1]	$0.55	$0.28
Adjusted EBITDA	$28.1	$35.8
1 “Diluted operating earnings per share” excludes the impact of transaction-related expenses incurred for the BRAVEN and Gear4 acquisitions in 2018 and HALO acquisition in 2019, including the following charges: transaction costs, inventory step-up, and amortization expense. See further discussion below under “About Non-GAAP Financial Information”.
Net sales decreased 6% to $166.5 million, compared to $176.9 million. The decrease in net sales was primarily attributable to (1) decreased sales of wireless charging accessories due to challenging sell-in comparisons from the initial product launch last year, and (2) a decrease in sales of power cases. These decreases were partially offset by increased sales of screen protection products driven by the new iPhone® launch as well as the introduction of the Glass + VisionGuard® screen protection products.
Gross profit was $58.5 million (35% of net sales) compared to $56.2 million (32% of net sales). The increase in gross profit margin was primarily attributable to the mix of screen protection products, our highest margin product category, which increased to 57% of net sales during the three months ended December 31, 2017 compared to 39% of net sales in the same period last year.
Operating expenses increased 45% to $38.1 million (23% of net sales) compared to $26.2 million (15% of net sales). The increase in operating expenses was primarily attributable to (1) a $7.0 million gain recorded in the year ago period associated with the settlement of litigation related to the disputed mophie purchase price, (2) additional selling, general and administrative expense associated with the newly acquired BRAVEN and Gear4 businesses, (3) transaction costs incurred in connection with the acquisition of Gear4 in November 2018 and HALO in January 2019, and (4) higher amortization of long-lived intangibles related to the BRAVEN and Gear4 acquisitions. These increases were partially offset by a decrease in depreciation expense resulting from lower carrying amounts of property and equipment during the three months ended December 31, 2018.
Net income increased 78% to $14.3 million compared to $8.1 million. Diluted earnings per share increased 86% to $0.52 (on 28.3 million shares) compared to $0.28 (on 28.8 million shares). The fourth quarter of 2017 included a primarily non-cash charge of $12.4 million to income tax expense to reflect (1) the re-measurement of deferred tax assets utilizing the lower federal income tax rate and (2) the tax on mandatory deemed repatriation of foreign earnings following the passage of the Tax Cuts and Jobs Act in December 2017. Excluding the impact of tax reform, fourth quarter 2017 net income was $20.5 million and diluted earnings per share was $0.71.
Adjusted EBITDA was $28.1 million compared to $35.8 million.
Full Year 2018 Results (in millions, except per share amounts)

	For the Years Ended
	December 31, 2018	December 31, 2017

Net sales	$538.2	$519.5
Gross profit	$185.9	$169.0
Gross profit margin	35%	33%
Net income	$39.2	$15.1
Diluted earnings per share	$1.38	$0.53
Diluted operating earnings per share[1]	$1.44	$0.53
Adjusted EBITDA	$76.4	$73.0
1 “Diluted operating earnings per share” excludes the impact of transaction-related expenses incurred for the BRAVEN and Gear4 acquisitions in 2018 and HALO acquisition in 2019, including the following charges: transaction costs, inventory step-up, and amortization expense. See further discussion below under “About Non-GAAP Financial Information”.
Net sales increased 4% to $538.2 million, compared to $519.5 million. The increase in net sales was primarily attributable to (1) increases in screen protection products driven by the new iPhone launch as well as the introduction of the Glass + VisionGuard screen protection products, and (2) the increase in sales of our power management products, specifically related to wireless charging accessories. These increases were partially offset by a decrease in sales of power cases.
Gross profit increased 10% to $185.9 million (35% of net sales) compared to $169.0 million (33% of net sales). The increase in gross profit margin was primarily attributable to the mix of screen protection products, our highest margin product category, which increased to approximately 57% of net sales for the year ended December 31, 2018 compared to approximately 48% of net sales for the year ended December 31, 2017.
Operating expenses increased 8% to $134.2 million (25% of net sales) compared to $124.3 million (24% of net sales). The increase was primarily attributable to (1) a $7.0 million gain recorded in the year ago period associated with the settlement of litigation related to the disputed mophie purchase price, (2) increases in headcount to support additional growth of the Company, (3) additional selling, general and administrative expense associated with the newly acquired BRAVEN and Gear4 businesses, and (4) transaction costs incurred in connection with the acquisition of BRAVEN and Gear4 in 2018, and HALO in January 2019. These increases were partially offset by (1) a decrease in depreciation expense, (2) a $2.0 million charge in 2017 related to the impairment of a patent that did not recur in 2018, and (3) operating expense synergies realized related to the mophie integration.
Net income increased 160% to $39.2 million compared to net income of $15.1 million. Diluted earnings per share increased 160% to $1.38 (on 28.5 million shares) compared to $0.53 (on 28.4 million shares). The fourth quarter of 2017 included a primarily non-cash charge of $12.4 million to income tax expense to reflect (1) the re-measurement of deferred tax assets utilizing the lower federal income tax rate and (2) the tax on mandatory deemed repatriation of foreign earnings following the passage of the Tax Cuts and Jobs Act in December 2017. Excluding the impact of tax reform, 2017 net income was $27.5 million and diluted earnings per share was $0.97.
Adjusted EBITDA increased 5% to $76.4 million compared to $73.0 million.
Acquisitions
During 2018 and early January 2019, the Company acquired three additional brands to strengthen its leadership position in mobile lifestyle:
•In July 2018, the Company purchased BRAVEN, the creator of the rugged Bluetooth audio category, for cash consideration of approximately $4.5 million.
•In November 2018, the Company purchased Gear4, the U.K.'s number one smartphone case brand, for a combination of cash and stock consideration valued at approximately $39.8 million.
•In January 2019, the Company purchased HALO, a leading direct-to-consumer accessories company with a strong relationship with QVC, for a combination of cash and stock consideration totaling approximately $43.0 million.
The addition of these three brands provides the Company with increased diversification and an innovative product portfolio in the growing product categories of Bluetooth audio, rugged cases, and portable power. The Company expects to grow sales and profitability over the next several years by taking these brands to its current retail distribution network and further investing in the direct-to-consumer channel.
Share Repurchase Authorization
On March 11, 2019, the Board of Directors approved a new $20.0 million share repurchase authorization. This authorization replaces the $20.0 million share repurchase authorization the Board approved during the fourth quarter of 2015, which had approximately $5.5 million remaining at the end of 2018.
2019 Business Outlook
For the full year 2019, the Company currently expects the following:
•Net sales of $610 to $630 million
•Gross profit margin as a percentage of net sales in the mid 30's range
•Adjusted EBITDA of $82 to $86 million
•Diluted Operating Earnings Per Share of $1.47 to $1.60
Impact of 2017 Tax Reform Bill
During the fourth quarter of 2017, the United States Government passed the Tax Cuts and Jobs Act (the “Act”), which enacted significant changes to the United States’ federal tax code, including a reduction in the federal income tax rate for corporations from 35% to 21%. As of December 31, 2017, Management recorded a primarily non-cash charge of $12.4 million to income tax expense primarily to reflect (1) the re-measurement of deferred tax assets utilizing the lower federal income tax rate and (2) the tax on mandatory deemed repatriation of foreign earnings.
The impact of this $12.4 million charge on the income tax rate, net income, and earnings per share for the three and twelve months ended December 31, 2017, is illustrated in the table below (amounts in millions, except per share data):

	Three Months Ended	Twelve Months Ended
	December 31, 2017	December 31, 2017
(in millions, except per share amounts)
Income before provision for income taxes	$30.0	$43.4
Tax provision before impact of tax reform	$(9.5)	$(15.9)
Net income before impact of tax reform	$20.5	$27.5
Diluted earnings per share before impact of tax reform	$0.71	$0.97
Effective income tax rate before impact of tax reform	32%	37%

Tax provision attributable to tax reform	$(12.4)	$(12.4)
Net income	$8.1	$15.1
Diluted earnings per share	$0.28	$0.53
Effective income tax rate	73%	65%
Conference Call
A conference call will be held today, March 12, 2019, at 5:00 p.m. Eastern to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com (the URLs are included here in this exhibit as inactive textual references and information contained on, or accessible through, our websites is not a part of, and is not incorporated by reference into, this report).
About Non-GAAP Financial Information
This press release includes Adjusted EBITDA, Diluted Operating Earnings Per Share, and 2017 net income and diluted earnings per share before impact of tax reform, all of which are non-GAAP financial measures. Readers are cautioned that (1) Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other expense, transaction costs, mophie restructuring charges, mophie employee retention bonus, consulting fee to former CEO, inventory step-up amount in conjunction with the BRAVEN and Gear4 acquisitions, CEO signing bonus, CFO retention bonus, and impairment of intangible asset), (2) Diluted Operating Earnings Per Share (diluted earnings per share excluding the impact of transaction costs, inventory step-up, and amortization expense – all in conjunction with the BRAVEN, Gear4 and HALO acquisitions), and (3) 2017 net income and diluted earnings per share before impact of tax reform (2017 net income and diluted earnings per share excluding the impact of 2017 income tax reform) are not financial measure under U.S. generally accepted accounting principles (“GAAP”). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. As such, it should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We present Adjusted EBITDA, Diluted Operating Earnings Per Share, and 2017 net income and diluted earnings per share before the impact of tax reform because we believe that these measures are helpful to some investors as a measure of performance and to normalize the impact of acquisitions or 2017 tax reform. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies. We have provided a reconciliation of Adjusted EBITDA and Diluted Operating Earnings Per Share to the most directly comparable GAAP measures in the supplemental financial information attached to this press release. The reconciliation of 2017 net income and diluted earnings per share before the impact of tax reform is provided in this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains (and oral communications made by us may contain) “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our outlook for the Company and statements that estimate or project future results of operations or the performance of the Company.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.
Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:
athe ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers;
bbuilding and maintaining marketing and distribution functions sufficient to gain meaningful international market share for our products;
cthe ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Apple®, Samsung®, and Google®;
dchanges or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Apple, Samsung, and Google;
ethe ability to successfully integrate new operations or acquisitions;
fthe impacts of inconsistent quality or reliability of new product offerings;
gthe impacts of lower profit margins in certain new and existing product categories, including certain mophie products;
hthe impacts of changes in economic conditions, including on customer demand;
imanaging inventory in light of constantly shifting consumer demand;
jthe failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the Company from cyber-attacks, terrorist incidents or the threat of terrorist incidents;
kchanges in US and international trade policy an tariffs, including the possible effect of recent US tariff proposals on select materials used in the manufacture of products sold by the Company which are sourced from China;
ladoption of or changes in accounting policies, principles, or estimates; and
mchanges in the law, economic and financial conditions, including the effect of enactment of US tax reform or other tax law changes.
Any forward-looking statement made by us in this press release speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in our most recent Annual Report on Form 10-K and other reports we file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. The forward-looking statements contained in this press release are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, BRAVEN®, Gear4® and HALO® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the Company’s websites at www.ZAGG.com, www.mophie.com, www.Gear4.com, and www.HALO.com and follow us on Facebook, Twitter and Instagram.
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CONTACT:
Investor Relations:
ICR Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com
Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com